Exhibit 6.3

lEASE aGREEMENT BETWEEN FIRE RANCH llc AND AZO PROPERTIES llc

Oklahoma Commercial Lease Agreement

This Commercial Lease Agreement (This “Agreement”) is made this date April 1, 2025, by and between AZO Properties LLC, and/or its assigns an entity located at 7408 Apple Valley, Edmond OK 73034 (“Landlord”) and Fire Ranch LLC, an entity to be located at 7408 Apple Valley, Edmond OK 73034 (“Tenant”). In consideration of the mutual covenants herein contained, the parties agree as follows:

1. DEMISED PREMISES. The premises leased shall consist of an industrial space in the building complex known as “Apple Valley” (the “Real Property”) located at 7408 Apple Valley, Edmond Ok 73034 (the “Demised Premises”).

A)  Size of Premises. The Demised Premises consists of Approximately Sixteen Thousand Five hundred (16,500) square feet and comprises 100% of the total leasable area. The square footage of the Demised Premises shall be determined by measuring from the outside of all exterior walls to the centerline of any demising walls. Landlord’s architect or building contractor may measure the Demised Premises to make a final determination of the size.

B)  Reserved Uses. Landlord reserves to itself the use of the roof, exterior walls, and the area above and below the Demised Premises, together with the right to install, maintain, use, repair, and replace pipes, ducts, conduits, wires and structural elements leading through the Demised Premises and which will serve either the Demised Premises or other parts of the building or Complex. In particular, the Landlord shall be allowed to use the Real Property as its official business address and reserves the right to use a reasonable space in the detached office building to keep its corporate records and, from time to time, to conduct its own business, including managing administrative matters and holding business meetings. When the Landlord uses the office space for its business matters, the Landlord shall minimize its scope of use and shall give the Tenant priority of usage

C)  Common Area. This agreement and the Demised Premises include the use by the Tenant of any Common Areas of the Real Property. The term “Common Area” shall mean all areas and improvements in the Real Property, which are not leased or held for lease to Tenants.

D)  Parking Spaces. Landlord agrees that Tenant, including its guests, employees, agents, and customers, has the right to use only the space designated for parking. Tenant accepts and understands that parking privileges granted are personal to the Tenant and such parking privileges may not be assigned or sublet.

E)  Storage Facilities. This Agreement and the Demised Premises includes the use of any storage facilities on the Real Property.

2.  AGREEMENT TO THE LEASE. Landlord agrees to lease to Tenant and the Tenant agrees to lease from Landlord, the Demised Premises according to the terms and conditions of the Agreement.

3.  TERM OF LEASE The term of this Agreement shall commence on April 1, 2025 (“Commencement Date”) and ending at midnight on May 31, 2030 (“Termination Date”).

A)  Renewal. Provided Tenant is not in default in the Performance of this Agreement, Tenant shall have the option to renew this Agreement for an additional term commencing on the Termination Date from previous Lease. All the terms and conditions of this Agreement shall apply during each renewal term, except that Base Rent shall be increased each renewal Term (Percentage of increase to be determined at Landlord’s discretion)

B)  Notice of Renewal. The option shall be exercised by written notice given to Landlord not less than thirty (30) days prior to Termination Date. If notice is not given in the manner provided herein the time specified, this option shall lapse and expire.

4.  RENTAL TERMS. With respect to the terms of the Rental:

A)  Base Rent. Tenant shall pay to Landlord, from the Commencement Date and throughout the Term of this Agreement (plus adjustments as outlined in 17, G), $13000, Payable monthly (“Base Rent”). Base Rent is due no later than the 5th day of the same month (“Payment Period”), with a grace period (“Grace Period”) till the last day of the Payment Period during which no penalties will be assessed on any unpaid balance of Base Rent of the current month. Base Rent is payable by multiple acceptable forms, or as otherwise agreed upon by the Parties. This is a double net lease (“Double Net Lease”) in the sense that tenant is responsible for 1) purchasing and paying for all insurance policies necessary for the good standing and continuous operation of the Real Property (“Insurance”), and 2) paying for all repairs and maintenance (“Maintenance”), , except for major construction works initiated by the Landlord to improve, expand or remodel the aboveground structure of the Real Property. Landlord is responsible for paying property taxes (“Property Taxes”, see below subsection C).

B)  Operating Cost. Tenant shall pay all Operating Cost on the Real Property. “Operating Cost” means the total cost and expense incurred in operating, managing, insuring, equipping, repairing, and maintaining the Real Property, including the exterior of the Real Property and the Common Areas. Operating Cost includes but not limited to all utility costs, such as power and water, and environmental costs, such as waste treatment.

C)  Property Taxes. Landlord shall pay all real estate taxes and assessments levied against all or any part of the Demised Premises, the Real Property, and the improvements thereon. This shall be limited to Property Taxes and shall not include any taxes or fees for the continues operation of the Tenant on the Demised Premises, such as taxes or fees on the Tenant’s license and COOs (Certificate of Occupancies) .

D)  Payment of Rent. Base Rent and Common Area Maintenance cost under this Agreement may collectively be referred to as “Rent” or “Rents”. All Rents shall be made payable to Landlord (AZO Properties) and delivered in the form agreed by the Parties. E) Partial Payments. Any partial Payments will only be accepted if agreed upon by Landlord prior to installment.

F)  Past Due Payments. If any amount due under this Agreement remains unpaid five (5) days after the Grace Period, a late charge equal to $50 per day (“Late Charge”) shall be paid by Tenant to the Landlord until such time as Tenant is current on all amounts due Landlord (including all late charges). In addition, all service charges from Tenant’s Financial institution due to non-sufficient funds shall be paid by Tenant. If, after 15 working days, tenant has failed to pay full amount owed the Landlord has full right to evict without notice.

G)  Security Deposit. Tenant shall, at the time of executing this Agreement, not be required to pay monetary security deposit.

H)  Holding Over. If Tenant remains in possession of the Demised Premises after the expiration of the initial Lease Term or any renewal Term without the execution of a new lease, it shall be deemed to be a tenant from Month-to-Moth, subject to all conditions, provisions and obligations of this Agreement insofar as the same are applicable to a Month-to- Month tenancy except that the Base Rent shall be one and one tenths (1.1) times the Base Rent applicable immediately prior to the expiration of the Term.

5. USE, OCCUPANCY and CONDITION of PREMISES. With Respect to use and Occupancy:

A)  Use and Occupancy. Tenant shall use and occupy the Demised Premises for the Commercial/Agricultural purpose of agreed upon and related activities. The Demised Premises shall be used for no other purpose without the written consent of the Landlord. Tenant shall operate the Demised Premises in a clean and dignified manner and in compliance with all applicable laws, regulations, rules, and ordinances. Tenant shall provide its own janitorial services. Tenant shall use the Demised Premises for no unlawful purpose or act; shall comply with and obey all applicable laws, regulations, or orders of any governmental authority or agency; shall not do or permit anything to be done in or about the Demised Premises which will in any way obstruct or interfere with the rights of other Tenants or occupants of the Real Property; and shall comply with all the rules and requirements promulgated by Landlord with respect to the Real Property, as the same may be amended from time to time. There shall be no use as living quarters (defined by overnight use more than 3 times/Month) and there are no provisions for animals or livestock, domesticated or otherwise, without written approval from Landlord. Use of buildings for anything other than Commercial/Agricultural business will be cause for immediate forfeit of Lease privilege without recourse. Overnight provision applies only to those named on Lease as Tenant. Any persons on Real Property overnight (Demised Premises or otherwise) will be considered a trespasser and will be asked to leave immediately and will from that point forward be considered a trespasser regardless of hour.

Tenant agrees as follows:

I.  All loading and unloading, delivery and shipping of goods shall be conducted in such areas and through entrances designated by Landlord.

II.  All garbage and refuse shall be kept in the size and kind of container, and in a location approved by Landlord. Tenant shall not burn any trash or garbage in or about the Real Property.

III.  No aerial, loudspeaker, satellite dish, sound amplifier, equipment, displays, or advertising shall be erected on the roof or exterior walls of demised Premises, or on other areas of the Real Property without the prior written consent of the Landlord.

IV.  No Loudspeaker, Television, phonograph, jukebox, radio, or other device shall be used in a manner so as to be heard other than by persons who are within the Demised Premises without the prior written consent of Landlord.

V.  No activity will take place on the Demised Premises or common areas which shall cause any odor which can be smelled other than by persons who are within the Demised Premises.

VI.  Tenant shall keep the Demised Premises at a temperature sufficiently high enough to prevent freezing of water in pipes and fixtures. Any damage caused due to nonperformance of shall be borne by Tenant.

VII.  Tenant shall not permit or place any obstructions or merchandise in any common areas, including but not limited to, corridors, all sidewalks in from to, or on the side of, or in the back of the Demised Premises.

VIII.  The Plumbing facilities in the Demised Premises shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant.

IX.   No Auctions or tent sales shall be held within the Demised Premises or on or within any portion of the Real Property, except with the prior written consent of Landlord.

X.  Landlord shall have the right to prohibit the continued use by Tenant of any unethical or unfair method of business operation, advertising or interior display if, in the Landlord’s opinion, the continued use thereof would impair the reputation of the Real Property as a first class facility or is otherwise out of harmony with the general character thereof, and upon notice from Landlord shall forthwith refrain from or discontinue such activities.

XI.  Tenant shall keep the Demised Premises (including without limitation, exterior and interior portions of all structure) clean and neat and in sanitary condition. Free of pests, rodents or any other vermin. Control of Pests (insects or otherwise) in Demised Premises is responsibility of Tenant. If Pests are not controlled and cause any level of damage to other Tenant’s property or Real Property, Landlord has right to treat and eradicate at responsible Tenant’s cost.

XII.  Tenant shall not use the Demised Premises for any purpose or business which is noxious or unreasonably offensive because of the emission of noise, smell, dust or odors.

XIII.  Tenant shall keep the entry ways and sidewalk/walkway in from of demised Premise clear of all debris, trash and litter, and shall keep the same swept, maintained and snow and ice removed therefrom.

XIV.  Tenant shall not block, with vehicles or any other type of equipment, any common area in front of building. Vehicles shall be assigned to designated area (Concrete area on West of each property). If Vehicles are left in front of buildings, they are subject to tow at owner’s expense.

B)  Environmental Restrictions. Tenant shall not use the Demised Premises for any activities involving, directly or indirectly, the use, generation, treatment, storage or disposal of any hazardous or toxic chemical, material, substance or waste (“Hazardous Material”), and that the Demised Premises will be used only in compliance with any and all environmental laws, rules and regulations applicable thereto. Landlord shall have the right, but not the duty, to inspect the Demised Premises and conduct tests thereon should Landlord have reasonable belief there is Hazardous material, and Tenant has not removed the Hazardous Material on demand, Landlord shall have the right to immediately enter the Demised Premises to remedy the contamination found thereon. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but such entry shall not constitute an eviction of Tenant, in whole or part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby, provided such contamination is not caused by or the result of Landlord’s actions, or the actions. If any lender or governmental agency shall ever require testing to ascertain whether there has been a release of hazardous Material, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional Rent if such requirement arose because of Tenant’s storage or use of Hazardous Material on the Demised Premises.

C)  Condition and Acceptance of Premises. Tenant accepts the Demised Premises in their current condition and acknowledges that the Demised Premises is in good order and repair, unless otherwise indicated herein. By occupying the Demised Premises, Tenant shall be conclusively deemed to have accepted the Demised Premises as being in the condition required by this agreement. If requested by Landlord, Tenant will sign a statement confirming the Commencement Date and ratifying acceptance of the Demised Premises. In addition, Tenant shall have a three (3) day waiting period to discover any defects and shall notify Landlord immediately of the same.

6.  PROPERTY in DEMISED PREMISES. With respect to the Property:

A)  Right to Leasehold Improvements. All leasehold improvements (other than the Tenant’s trade fixtures such as light fixtures, HVAC/Dehumidifiers, tables, computers, watering systems, tanks and racks, etc), are to remain with the property and owned solely by Landlord. This includes buildouts (Electrical upgrades, bathroom, sink, walls, built ins, cabinetry, etc.) and shall, when installed, attached to the freehold and become and remain the property of Landlord. Tenant shall be allowed to remove all such trade fixtures upon termination of this Lease, provided that Tenant is not in Default in any of the terms and provisions of this Lease.

B)  Risk and Loss of Tenant’s Personal Property. All of Tenant’s personal property which may at any time be in the Demised Premises shall be at Tenant’s sole risk, or at the risk of those claiming under Tenant. Landlord shall not be liable for any damage to said property or loss of business suffered by Tenant which may be caused by water from any source whatsoever including bursting, overflowing, or leaking of sewer or steam pipes or from the heating or plumbing fixtures or from electric wires or from gas or odor or leaking of the fire suppression system. Any necessary safety equipment, either mandated or requested, will be at cost of Tenant for both installation and maintenance.

C)  Personal Property Taxes of Tenant. Tenant shall pay before delinquency all taxes assessed against Tenant fixtures, furnishings, equipment and stock-in-trade in or on the Demised Premises.

7.  REPAIRS and MAINTENANCE. With respect to repair and maintenance obligations:

A) Tenant’s Obligation to Repair and Maintain. Tenant shall be responsible for repairing and maintaining the Demised Premises in good condition and of making such modification or replacements thereof as may be necessary or required by law or ordinance, specifically including but not limited to the followings:

-  Foundation and structural components of the building

-  Roof, Gutters and downspouts

-  Exterior walls (but excluding windows, doors, window and door frames, glass)

-  Parking Lot, Driveway and Sidewalks

Tenant shall keep and maintain the Demised Premises in good repair and order at all times. Tenant shall be responsible for the maintenance, repair and replacement of, but not limited to, the following:

-  Heating, ventilation and air-conditioning systems

-  Windows, doors, window and door frames, glass

-  Plumbing

-  Electrical Systems

-  Doors and operation efficiencies thereof

B)  Remodeling. Tenant shall not do the following:

-  Paint, decorate, or any way change the exterior (or the appearance) of the Demised Premises without prior written consent of Landlord.

-  Remodel, make additions, alterations or structural changes to the interior of the Demised Premises without prior written consent of Landlord, which consent will not be unreasonably withheld.

-  Remove, penetrate or otherwise alter any of the structural interior or Exterior walls without prior written consent of Landlord.

-  Enter upon the roof or install or place any equipment, lines, wires, displays, advertising or anything else whatsoever thereon without the prior written consent of Landlord, which consent may be denied, conditioned or withheld at Landlord’s sole discretion.

D) No Liens Permitted. No person shall ever be entitled to any lien, directly or indirectly, derived through or under Tenant, or through or under any act or omission of Tenant, upon the Demised Premises, or any improvements now or hereafter situated thereon, or upon any insurance policies taken out upon the Demised Premises, or the precedes thereof, for or on account of any labor or materials furnished to the Demised Premises, or for or on account of any matter or thing whatsoever; and nothing in this agreement contained shall be constructed to constitute a consent by the Landlord to the creation of any lien. In the the event that any such lien shall be filed, Tenant shall cause such lien to be released within fifteen (15) days after actual notice of filing thereof, or shall within such time certify to Landlord that Tenant has a valid defense to such claim and such lien and furnish to Landlord a bond, satisfactory to Landlord, indemnifying Landlord against the foreclosure of such lien. In addition to any other remedy herein granted, upon failure of Tenant to discharge such lien or to post a bond indemnifying Landlord against foreclosure of any such lien as above provided, Landlord, after notice to Tenant, may discharge such lien, and all expenditures and costs incurred thereby, with interest therein, shall be payable as further Rent hereunder at the next Rent payment date.

8. INSURANCE and INDEMNIFICATION. With respect to insurance and indemnification:

A)  Tenant’s Public Liability and Property Damage Insurance. Tenant shall purchase and maintain public liability and property damage insurance insuring against loss, cost and expense by reason of injury to or the death of persons or damage to or the destruction of property arising out of or in connection with the occupancy or use by Tenant, its employees, against and assigns, of the Demised Premises and/or the Common Area, such insurance to have limits of liability of not less than $250,000.00 per occurrence on a combined single limit basis and a deductible no greater than $5,000.00.

B)  Certificate of Insurance. Tenant shall furnish to Landlord a certificate of insurance evidencing such coverage which provides that such policies may not be canceled on less that sixty (60) days prior written notice to Landlord. Should Tenant fail to carry the Insurance required herein and furnish Landlord with policies or certificates of insurance after a request to do so, Landlord shall have right to obtain such insurance and collect the cost thereof from Tenant as additional Rent.

C)  Tenant Reimbursement for Landlord’s Insurance for Fire and Damage. Tenant shall fully reimburse the Landlord to keep the Real Property (but not the contents thereof or any personal property or trade or business fixtures of Tenant) insured against loss or damage by fire and other perils normally covered by standard all-risk insurance. In addition, Landlord may also maintain public liability, property damage, loss of rent, and such other coverage related to the Real Property as Landlord deems appropriate, for which Tenant shall not be responsible to reimburse.

D)  Mutual Waiver of Subrogation. If either party suffers loss or damage which is caused by the other party, but which is covered by the injured party’s insurance, the injured party waives any claim it might have against the other party to the extent that it is compensated by the insurance required under this Agreement; and each party agrees to obtain from its insurer a provision and acknowledgement of this waiver and an agreement that the insurance carrier will not be surrogated to the rights of the injured party to the extent that these rights have been waived above.

E)  Mutual Hold Harmless. It is agreed that Tenant shall defend, hold harmless and indemnify Landlord, its officers, agents and employees from any and all claims for injuries to persons or damage to the Demised Premises which result from the negligent acts or omissions of Tenant, its officers, agents or employees, in the performance of this Agreement. It is further agreed that the Landlord shall defend, hold harmless and indemnify Tenant, its officers, agents and/or employees from any and all claims for injuries to persons and/or damage to the Demised Premises which result from the negligent acts or omissions of Landlord, its officers, agents and/or employees, in the performance of this Agreement. In the event of the concurrent negligence of Tenant and Landlord, then the liability for any and all claims for injuries or damages which arise out of the performance of the terms and conditions of this Agreement shall be apportioned in accordance with the law of the State in which the Real Property is located.

9. SIGNS. With respect to signs:

A) Exterior Sign. Any exterior sign must be approved by Landlord and shall comply with the requirements of Landlord. Landlord reserves the right to reject any Exterior Sign design it feels is inappropriate for any reason in its sole discretion. Tenant shall be solely responsible for the cost of fabrication, installation, and maintenance of the Exterior Sign. Landlord shall pre-approve signage package to be attached to the Lease for the duration of the Lease and all renewals thereof.

B) Other Signs. All signs, banners, lettering, advertising, lighting, or any other things of any kind visible from the exterior of the Demised Premises installed or affixed by Tenant shall be first approved in wiring by Landlord and the location and method of installation of the same shall be approved by Landlord in its sole discretion. Landlord agrees that such approval shall not be unreasonably withheld.

10. UTILITY SERVICES. Commencing on the date on which Landlord delivers possession of the Demised Premises to Tenant, Tenant shall make payments for the following utilities based upon or in connection with the Demised Premises.

- Water. Water utility is sole responsibility of the tenant, all deposits and monthly expenses to be in tenant’s name.

-  Trash. Trash is sole responsibility of Tenant, all deposits and monthly expenses to be in tenant’s name.

-  Septic/Sewer. On site septic/sewer is provided by Landlord and maintenance is to be paid by tenant. Septic is intended for normal use and any abuse causing damage will be mitigated through Tenant. Cost of repairs will be added to subsequent month rent payment.

-  All other Utilities are paid directly to Utility Company and have no connection to Landlord. Landlord is not responsible to Utility Companies for any money due by Tenant at any point. Landlord relinquishes all interest in relationship between Tenant and Utility Service Provider.

11. ACCESS, SURRENDER, and ASSIGNMENT. With Respect to access, surrender, and assignment:

A)  Access. Tenant shall permit Landlord to inspect or examine the Demised Premises during business hours (8a- 8p) at any time without notice in the event of an emergency, and shall permit Landlord to enter and make such repairs, alterations, improvements, or additions in the Demised Premises or the Real Property of which the Demised Premises is a part, that Landlord may deem necessary.

B)  Surrender. Tenant shall deliver and surrender to Landlord possession of the Demised Premises upon expiration of this Agreement, or upon earlier termination as herein provided, in as good condition and repair as the same shall be on Commencement date.

C)  Removal and Restoration. Any and all trade fixtures and equipment installed by Tenant may be removed by Tenant at the termination of this Agreement, provided that the Tenant shall not be in default in the performance of any Tenant’s obligations hereunder and provided that Tenant shall repair any and all damage caused to the Demised Premises by the removal of any such trade fixtures and equipment.

D)  Assignment and Subletting. Tenant shall not assign, mortgage, encumber or transfer any interest in this Agreement, or sublet the Demised Premises in whole or in part, nor grant a license or concession in connection therewith without the Landlord’s prior written consent, which consent shall be at Landlord’s sole discretion.

12.  DAMAGE to PREMISES. With respect to damage to the Premises:

A)  Substantial damage. In the event the Demised Premises or the Real Property of which the Demised Premises constitute a part shall be damaged or destroyed by fire or other casualty to the extent that the cost of repairing or replacing the same will equal or exceed the amount of $1,000.00 or more, of the then replacement value thereof, then the parties may, at their option, within sixty (60) days after the occurrence of such casualty, terminate this Agreement without notice.

B)  Partial Damage. In the event the Demised Premises or the Real Property of which the Demised Premises constitute a part shall by partially damaged or destroyed by fire or other casualty to the extent that the cost of repairing or replacing the same will be less than $1,000.00 of the then replacement value thereof, or in the event Landlord does not elect to Terminate this Agreement as a result of substantial damage, then landlord shall repair the damage with reasonable dispatch after notice of such casualty; provided, however, the Landlord’s obligation to repair or restore shall be limited to restoring the structural portions of the Demised Premises. Notwithstanding anything provided herein to the contrary, Landlord’s obligation to repair or rebuild shall be limited to amount of the fire insurance proceeds received by Landlord (Less any costs incurred by Landlord in collecting the same) because of any such casualty. In the event the fire insurance proceeds received by Landlord (less any costs incurred by Landlord in collecting the same) are insufficient to rebuild the Demised Premises and/or the Real Property, then Landlord shall have the option to terminate the lease upon notice to Tenant within sixty (60) days after landlord’s receipt of the entire net insurance proceeds payable with respect to such fire or casualty.

C)  Rents upon Damage or Destruction. In the event this Agreement is terminated in the manner set forth above, the Rents shall be apportioned to the time of such casualty. In the event this Agreement is not terminated and Landlord elects to restore or repair the Demised Premises, then the Rent payable by tenant shall be equitable abated based on the square footage in the Demised Premises which are useable, until such time as the image to the Demised Premises has been repaired; provided, however, in no event shall there be any abatement of the payment of any Operating Costs.

13.  EMINENT DOMAIN. With respect to Eminent Domain.

A) Condemnation of Demised Premises. If the whole or any substantial part of the Demised Premises shall be taken or acquired by any public or quasi-public authority under the power of threat or eminent domain, for other than a temporary period, the Lease Term shall cease as of the day possession shall be taken by such public or quasi-public authority, and the Tenant shall pay Rent up to that date with a appropriate refund by Landlord of any rent which may have been paid in advance for any period subsequent to the date possession is taken. In the event that during the term of this Agreement the Demised Premises, or any part thereof, or more that 10% of the Real Property or of the Common Area is taken by condemnation or right of eminent domain, or by private purchase in lieu thereof, this Agreement and the term hereby granted shall be terminable at Landlord’s sole option and if Landlord so terminates then this Agreement shall expire on the date with possession shall be taken by the condemner and the Base Rent herein reserved shall be apportioned and paid in full to that date and all prepaid Base Rent shall forthwith be repaid by Landlord to Tenant. In the event Landlord does not elect to cancel or terminate this Agreement as provided above, then landlord shall rebuilding restore the Demised Premises as beastly as possible to their condition immediately prior to any such taking and this Agreement shall continue in full force and effect except that, during such restoration, the Base Rent payable pursuant to the terms of this Agreement shall be equitably apportioned in the proportion that the square footage of the part of the Demised Premises so taken bears to the total square footage of the Demised Premises immediately prior to such taking; provided, however, in no event shall there be any abatement of the payment of any Operating Costs, provided further, however, the Landlord’s obligations to restore or rebuild shall be limited to an amount which does not exceed the proceeds obtained from such taking (less expenses incurred in collecting the same. Notwithstanding the foregoing, in the event the net condemnation award received by Landlord is insufficient to restore or rebuild the structural portions of the Demised Premises the Landlord shall have the option within thirty (30) days after Landlord’s receipt of the net condemnation, to cancel and terminate their Agreement, and Tenant shall be listed to consequential damages only.

B) Condemnation Award. All compensation awarded or paid upon any total or partial taking of the Demised Premises shall belong to and be the property for the Landlord. Nothing herein shall prevent Tenant from pursuing a separate award from the condemning authority for its moving expenses or for the taking of its personal property, as long as Tenant’s award does not reduce Landlord’s award from the condemning authority.

14.  INSOLVENCY and BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant or any of the persons constituting Tenant, or a n assignment by Tenant or any of the persons constituting Tenant for benefit of creditors or any action taken or suffered by Tenant or any of the persons constituting Tenant under any insolvency, bankruptcy, or reorganization act, shall constitute a breach of this Agreement by Tenant. In no event shall this Agreement be Assigned or Assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Agreement or any rights or privileges hereunder be an asset of Tenant or any of the persons constituting Tenant under any bankruptcy, insolvency, or reorganization proceedings.

15.  DEFAULT. With Respect to Default:

A)  Rights in Event of Default of Tenant. If Tenant shall abandon or vacate the Leased Premises or fail to pay Rent at the time prescribed in this Agreement, or if after ten (10) days written notice from Landlord (Mail, Email, Text), Tenant shall fail to cure any other default in the performance of its obligations under this Agreement (Unless Tenant is then proceeding in good faith to cure such default and continues to do so until the default is cured), then, in addition to any other rights or remedies Landlord may have by law or otherwise, Landlord shall have the right to re-enter and take possession of the Demised Premises without legal process and remove all persons and property therefrom. Should Landlord elect to reenter as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may terminate Tenant’s rights under this Agreement, re-let the Demised Premises or any part thereof for such term and at such rent and upon such other term and conditions as Landlord in the exercise of Landlord’s sole discretion may deem advisable, with the right to make alterations and repairs to Demised Premises. Upon each such reletting, Tenant immediately shall be liable for payment to Landlord of any indebtedness of Tenant (Other than rent due hereunder), the cost and expense of such reletting, and of such alterations and repairs as incurred by Landlord, and the amount, if any, by which the rent reserved in this Agreement, which are Tenant’s responsibility under the provisions of this Agreement for the period of such reletting, exceeds the amount agreed to be paid as rent by the new Tenant for the Demised Premises for such period of such re-letting.

B)  Costs and Payment of Rents. Should Tenant at any time be in default under this Agreement, Tenant shall be liable for all costs Landlord may incur on account of such default, including the cost of recovering the Demised Premises, any and all attorney fees and court costs related thereto. In addition, should Landlord at any time terminate this Agreement and Tenant’s rights under this Agreement for any default, in addition to any other remedy Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default, and including the Rent reserved and charged in this Agreement for the remainder of the Term discounted to present value, less the present rental value of the Demised Premises for the rest of the Term (discounted in the same manner), all of which amounts shall be immediately due and payable with attorney fees from Tenant to Landlord and without relief from valuation, and Landlord shall have no obligation to re-let. Tenant’s liability for the default damages and/or re-letting costs shall survive any termination of this Agreement.

C)  Right of Removal of Tenant’s Property. Landlord shall have the right to remove all or any part of Tenant’s property from the Demised Premises. Any Property removed may either: (a) Stored in any public warehouse or elsewhere at the cost of, and for the account of, Tenant and Landlord shall not be responsible for the care or safekeeping thereof; or (b) sold at a private or public sale and the proceeds of such sale, after sale expenses, shall be used to offset any Rent due to Landlord. Tenant hereby waives all loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.

D)  Default of Landlord. Landlord shall in no event be charged with default in the performance of its obligation under this Agreement unless and until Landlord shall have received written notice from Tenant specifying wherein Landlord has failed to perform any obligation hereunder, and Landlord shall have failed to perform such obligation, or remedy such default, within thirty (30) days of such notice from Tenant (or shall then have failed in good faith to start and be diligently pursuing the cure of any such default which reasonably takes longer than thirty (30) days to cure).

16.  QUIET ENJOYMENT. Landlord agrees that if Tenant pays the Rent and other charges herein provided and shall perform all of the covenants and agreements herein stipulated to be performed on Tenant’s part, then Tenant shall, at all times during said Term, have the peaceable and quiet enjoyment and possession of the Demised Premises without any manner of hinderance from Landlord or any persons lawfully claiming through Landlord, except as to such portion of the Demised Premises or Real Property as shall be taken under the power of eminent domain or which may be claimed by any mortgagee of the Demised Premises of the Real Property.

17.  MISCELLANEOUS.

A)  Waivers. No waiver of any condition or covenant in this Agreement by either party shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant of this Agreement.

B)  Subordination. Tenant agrees, at the request of Landlord, to subordinate this Agreement to any mortgage placed upon the Demised Premises or the Real Property or any one or more of them by Landlord provided that the holder of such mortgage shall agree not to disturb the possession, peaceable and quiet enjoyment and other rights of Tenant under this Agreement. In addition, so long as Tenant continues to perform its obligations hereunder, in the event of acquisition of title by said holder through foreclosure proceedings or otherwise holder agrees to accept Tenant as tenant of the Demised Premises under the terms and conditions of this Agreement and to perform the Landlord’s obligations hereunder (but only while owner of the Demised Premises), and Tenant agrees to recognize such holder or any other person acquiring title to the Demised Premises as Landlord. The parties agree to execute and deliver any appropriate instruments necessary to carry out the agreements contained herein.

C)  Notices and Certificates. All notices given under this Agreement must be in writing. A notice is effective upon receipt and shall be delivered in person, by overnight courier service, via certified or registered mail, by first class U.S. Mail, postage prepaid, or by verifiable email/text to Landlord and Tenant at the address as specified above, or to such addresses which a party may designate in writing delivered to the other party for such purpose. Date of service of a notice served by mail shall be one business day following the date on which such notice is deposited in a post office box of the United States Postal Service.

D)  Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, or of partnership, or of joint venture, between the parties hereto.

E)  Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, not including its conflicts of law provisions.

F)  Dispute Resolution. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

G)  Annual Amortized Lease Payment. Variable escalation is associated with total term length from anew. Escalation is associated with Landlord expected expense increases (Taxes, insurance, maintenance, etc.). First Right of Refusal applies only for Tenants in good standing of which performance of Lease has been fulfilled. Adjustments for rents are outlined as follows:

1) Lease Payment of $13,000 is stabilized for the remainder of the year 2025. On January 1, 2026, the monthly lease value will be $16,000 per month. This is a double Net lease. Tenant is responsible for Insurance and property maintenance. Landlord is responsible for Property Taxes.

2) Lease has a 5% escalation on the 24th Month and again on the 48th Month of the lease. And, if extended, Lease shall have a 5% escalation each 24 months after the last escalation. Lease remains a Double Net lease throughout the remainder of the lease contract.

I)  Complete Agreement. This Agreement contains a complete expression of the agreement between the parties and there are no promises, representations or inducements except such as are herein provided.

J)  Successors in Interest. The covenants, agreements, terms, conditions and warranties of this Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns, but shall create no rights in any other person except as may be specifically provided for herein.

In WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duty authorized representatives, as of the first date written above.

LANDLORD Name: AZO Properties LLC LANDLORD Signature/date (s)Larry Xianghong WU

TENANT Name: Fire Ranch LLC

REPRSENTATIVE Signature/Date (s) Jason Cunningham

REPRSENTATIVE Name/Title: (s) Robert Petrick Robert Petrick CFO

NOTES/PROVISIONS:

Effectiveness of this Lease is contingent to the execution of a security exchange agreement between Jason Cunningham and UC Asset, under which UC Asset acquires 50% equity of the Landlord (AZO Properties LLC) from Jason Cunningham and delivers to Jason Cunningham a Promissory Note secured by the Property (7408 Apple Valley Road).

Starting from the Effective Date(April 01, 2025) of this Lease, this Lease supersedes any previous Lease or agreements prior to March 15th, 2025.

This Lease has a $2500 credit per Month for the remainder of 2025 only, as defined in a separated letter of agreement between the Tenant, the Landlord and Jason Cunningham, which is attached to this Lease as Exhibit A.

Jason Cunningham will Personally Guarantee rents ($94,500) from Fire Ranch LLC for the year 2025.

Personal Guarantee signature (S) Jason Cunningham April 01, 2025